Exhibit 10.19

Seaside 88, LP

750 Ocean Royale Way

Suite 1101

Juno Beach, FL 33408

January 8, 2015

Axxess Pharma, Inc.

2681 Eglinton Ave West

Toronto, Ontario M6M IT8

Canada

Gentlemen:

Reference is made to that certain Securities Purchase Agreement (the “Agreement”), dated as of May 19, 2014, by and between Axxess Pharma, Inc., a Nevada corporation (the “Company”), and Seaside 88, LP, a Florida limited partnership (such investor, including its successors and assigns, “Seaside”), pursuant to which the Company agreed to issue and sell, and Seaside agreed to purchase, up to 5,000,000 shares of the common stock, par value $0.0001 per share, of the Company upon the terms and subject to the conditions set forth therein. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement.

At the Initial Closing under the Agreement on May 20, 2014, Seaside purchased 584,350 shares of Common Stock; at two Subsequent Closings under the Agreement, on June 20, 2014 and July 20, 2014, Seaside purchased an additional 917,300 shares and 840,520 shares, respectively, of Common Stock. As of the date of this letter agreement, Seaside owns an aggregate 2,342,170 shares of the Common Stock of the Company, all of which shares are restricted and cannot be sold unless registered under the Securities Act or an exemption therefrom is available. No further Subsequent Closings have occurred under the Agreement as of the date of this letter agreement, the shares have not been registered under an effective registration statement filed pursuant to the Securities Act, and no exemption is currently available to Seaside to sell its shares.

In Section 4.2 of the Agreement, the Company covenanted and agreed to become a reporting company under the Exchange Act, subject to the reporting requirements of Section 13 or 15(d) thereof, no later than three months following the date of the Agreement, and thereafter to file all reports required to be filed by a reporting company pursuant to Section 13 or Section 15(d) of the Exchange Act. Section 4.2 also provides that in the event there is a delay for any reason in the Company becoming a reporting company such that at the six month anniversary of the Initial Closing Date (the “Trigger Date”), the Company would not have been subject to the reporting requirements of the Exchange Act for a period of at least 90 days prior to the Trigger Date as required by Rule 144, then the Company would have an additional 30 day period following the Trigger Date to gain compliance with the requirements of such Rule and the penalties set forth in Section 4.1(d) and Section 4.2(c) of the Agreement would not be available or payable to Seaside during such 30 day period. The penalties set forth in Section 4.1(d) and Section 4.2(c) would thereafter be available and payable to Seaside following the expiration of such 30 day period following the Trigger Date. Section 4.2(c) entitles Seaside to be paid by the Company, in cash, as liquidated damages and not as a penalty, for each $1,000 of Shares (valued based on the VWAP of the Common Stock on the date on which Seaside first attempts a sale) sought to be sold by Seaside, $10 per Trading Day (increasing to $20 per Trading Day ten (10) Trading Days after such damages have begun to accrue) for each Trading Day that a Public Information Failure remains uncured by the Company. Such Public Information Failure Payments are to be paid by the Company to Seaside within five Business Days of the first occurrence of the Public Information Failure and on or before the last day of each calendar month thereafter if the Public Information Failure continues beyond the first month.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.

The Company agrees and acknowledges that a Public Information Failure under the Agreement has occurred and is continuing and that Public Information Failure Payments are due and owing to Seaside under Section 4.2(c) of the Agreement. Seaside agrees to waive such Public Information Failure and agrees to waive any Public Information Failure Payments (including any interest accrued thereon) due and owing to Seaside through March 30, 2015 (the “Deadline”) in exchange for the issuance on the date hereof to Seaside of One Hundred Thousand (100,000) shares of Common Stock of the Company, which shares shall be included in and registered for resale pursuant to the Company’s Registration Statement on Form S-1, Reg. Stmt. No. 333-197647. The parties further agree and acknowledge that commencing the day immediately following the Deadline, any Public Information Failure of the Company under the Agreement that remains uncured as of such day shall entitle Seaside to Public Information Failure Payments under Section 4.2(c) of the Agreement, calculated commencing on such day. Any other damages that may be due and owing to Seaside following the Deadline, including under Section 4.1(d) of the Agreement, shall also commence and be payable starting on such day until the breach giving rise to such damage has been cured by the Company.

Except as otherwise expressly provided in this letter agreement, all provisions of the Agreement are hereby ratified and agreed to be in full force and effect, and are incorporated herein by reference. This letter agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior written agreements and negotiations and oral understandings, if any, with respect to such subject matter. This letter agreement may be executed in separate counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

If you are in agreement with the foregoing, please signify your acceptance below. This letter agreement shall expire at 5:00 PM EST on Friday, January 9, 2015 unless accepted in writing below, and will terminate if not accepted, by such time and date.

Seaside 88, LP

By:	Seaside 88 Advisors, LLC

By:	/s/ William J. Ritger
William J. Ritger
Manager

Accepted and agreed this 9th day of January, 2015:

Axxess Pharma, Inc.

By:	Peter Daniel Bagi
Daniel Bagi, MD
President